Exhibit 11(b)

October 15, 2004

Scudder Advisor Funds

One South Street

Baltimore, Maryland 21202

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Scudder Advisor Funds, a Massachusetts business trust (the “Trust”) on behalf of its series, Scudder Small Cap Growth Fund (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about October 15, 2004 (the “Registration Statement”), with respect to the Acquiring Fund’s Class A, Class B, Class C, Institutional, Class S and Class AARP Shares of beneficial interest (the “Shares”) to be issued in exchange for the assets and liabilities of Scudder 21st Century Growth Fund (the “Acquired Fund”), a series of Scudder Securities Trust, a Massachusetts business trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust dated July 21, 1996 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);

(c) a copy certified by the Secretary of the Trust, of the resolutions of the Trust’s Board of Trustees contained in a written consent executed on or about September 13, 2004, confirming the establishment and designation of the Fund as a series of the Trust and

Scudder Advisor Funds

Willkie Farr & Gallagher LLP

October 15, 2004

the Acquiring Fund’s Class A, Class B, Class C, Class S and Class AARP Shares as classes of the Acquiring Fund and establishing and designating the Fund’s Institutional Class Shares as a class of the Acquiring Fund (the “Designation”);

(d) a certificate executed by the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, By-Laws, the Designation and the resolutions adopted by the Trustees of the Trust at a meeting held on June 4, 2004 and by written consent dated on or about September 14, 2004, authorizing the Reorganization on behalf of the Acquiring Fund (such resolutions collectively referred to as the “Resolutions”);

(e) a printer’s proof, received on September 8, 2004, of the Registration Statement; and

(f) a copy of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund in the form included as Appendix A to the draft Registration Statement referred to in paragraph (e) above (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (e) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above. We have also assumed for the purposes of this opinion that the Declaration, the Designation,the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or

Scudder Advisor Funds

Willkie Farr & Gallagher LLP

October 15, 2004

appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BINGHAM McCUTCHEN LLP